AVIS BUDGET GROUP REPORTS RECORD THIRD QUARTER 2015 RESULTS

•	Revenue was $2.6 billion and grew 8% in constant currency.

•	Adjusted EBITDA increased 3% to $431 million and grew 13% in constant currency.

•	Adjusted diluted earnings per share increased 4%, to $1.98, and GAAP diluted earnings per share were $1.77.

•	Company repurchased $161 million of outstanding shares in the quarter.

•	Company narrows its full-year earnings estimates and continues to expect 2015 to be a record year.

PARSIPPANY, N.J., November 2, 2015 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its third quarter ended September 30, 2015. For the quarter, the Company reported revenue of $2.6 billion and Adjusted EBITDA of $431 million. The Company reported adjusted net income of $206 million, or $1.98 per share, an increase of 4%. The Company's GAAP net income was $184 million, or $1.77 per share.

“Revenues and earnings grew year-over-year despite significant exchange-rate headwinds. Our growth reflected strong summer demand across Europe, lower per-unit fleet costs and benefits from our acquisitions,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “We increased our share repurchase activity in the third quarter, buying back more stock than in any single quarter in our history as an independent company. Our share repurchases highlight our confidence in our earnings, cash flow and longer-term growth prospects.”

Executive Summary
Revenue increased 1% in third quarter 2015 and grew 8% in constant currency, primarily due to a 10% increase in rental days (6% excluding the acquisition of Maggiore) offset by an approximately $161 million (6%) negative impact from movements in currency exchange rates. Third quarter Adjusted EBITDA increased 3% to $431 million and grew 13% in constant currency. Results benefited from increased rental volumes, lower per-unit fleet costs, contributions from recent acquisitions and aggressive cost controls.

Thus far in 2015, the Company’s adjusted diluted earnings per share have increased 9% year-over-year, despite unfavorable movements in currency exchange rates.

Business Segment Discussion
The following discussion of third quarter operating results focuses on revenue and Adjusted EBITDA for each of our segments. Revenue and Adjusted EBITDA are expressed in millions.

Americas

	2015	2014	% change
Revenue	$1,776	$1,742	2%
Adjusted EBITDA	$279	$275	1%

Revenue increased 2% primarily due to a 4% increase in volume and a 3% increase in ancillary revenue per rental day in constant currency. Pricing was unchanged in constant currency and declined 2% on a reported basis. Adjusted EBITDA increased 1% driven by increased rental volumes and lower per-unit fleet costs, partially offset by higher marketing expense and increased commissions.

International

	2015	2014	% change
Revenue	$801	$800	0%
Adjusted EBITDA	$168	$158	6%

Revenue was essentially unchanged despite a $134 million (17%) negative impact from movements in currency exchange rates compared to the prior year. Rental days increased 23%, and total revenue per rental day declined 2% in constant currency (comprised of a 6% increase in ancillary revenue per day and a 3% decline in pricing). Excluding the acquisition of Maggiore in April, rental days increased 12%, and total revenue per rental day increased 1% in constant currency (comprised of a 10% increase in ancillary revenue per day and a 1% decline in pricing). Adjusted EBITDA increased 6% due to increased volumes and lower per-unit fleet costs, partially offset by a $33 million negative impact from currency movements. Adjusted EBITDA increased 27% in constant currency.

Other Items

Share Repurchases - The Company repurchased approximately 3.7 million shares of its common stock at a cost of $161 million in the third quarter. As of September 30, 2015, the Company has repurchased a total of 13.1 million shares at a cost of $627 million since initiating its share repurchase program in August 2013.

CEO Succession - In September, the Company announced that Mr. Nelson will retire as Chief Executive Officer at year-end and will be succeeded by Larry D. De Shon, who had been the Company’s President, International, effective January 1, 2016. Mr. Nelson will continue to serve as the Company’s chairman.

Acquisitions - In October, the Company entered into a definitive agreement to acquire its Avis licensee in Poland. The acquisition is expected to close in November, and the purchase price will be approximately $25 million plus the cost of acquired fleet.

Outlook
The Company today narrowed its full-year 2015 expectations. The Company now expects:

•
Full-year 2015 revenue will increase approximately 1% compared to 2014. In the Company’s Americas segment, rental days are expected to increase approximately 4%, and pricing is expected to be largely unchanged in constant currency. Movements in currency exchange rates are negatively impacting revenue growth by approximately five points.

•	Adjusted EBITDA will increase 3% to 5%, to approximately $900 million to $925 million, including an approximately $50 million negative impact from movements in currency exchange rates.

•
Per-unit fleet costs in the Americas segment will be approximately $300 per month in 2015, a decline of 3% compared to 2014. Total Company per-unit fleet costs are expected to be $280 to $285 per month in 2015, compared to $305 in 2014, with the decrease attributable both to movements in currency exchange rates and to lower per-unit fleet costs throughout the Company’s operations.

•	Interest expense related to corporate debt will be approximately $200 million.

•	2015 non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets related to acquisitions) will be approximately $165 million.

•	Adjusted pretax income will be approximately $535 million to $560 million.

•	The Company’s effective tax rate applicable to adjusted pretax income in 2015 will be approximately 39%, reflecting the effects of a tax rate change in the United Kingdom.

•	The Company’s diluted share count will be approximately 105 million, and its share repurchases will meaningfully exceed $300 million this year.

Based on these expectations, the Company estimates that its 2015 adjusted diluted earnings per share will increase 5% to 10% compared to 2014, to $3.10 to $3.25. Such estimate includes a negative impact from currency exchange rates of approximately 20 cents per share.

Investor Conference Call
Avis Budget Group will host a conference call to discuss third quarter results on November 3, 2015, at 8:30 a.m. (ET). Investors may access the call live at ir.avisbudgetgroup.com or by dialing (630) 395-0021 and providing the participant passcode 2995545. Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. (ET) on November 3 until 8:00 p.m. (ET) on November 17 at (402) 220-5359.

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 10,000 rental locations in approximately 175 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than 950,000 members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “forecast” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our outlook, future results, future fleet costs, acquisition synergies, cost-saving initiatives and future share repurchases are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate acquired businesses, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost of new vehicles, manufacturer recalls and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles, which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any change in travel demand, including changes in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our global operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, our ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, governmental or regulatory inquiries or investigations involving the Company, changes to our share repurchase plans, risks related to acquisitions, and our ability to accurately estimate our future results and implement our strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2014, its Current Report on Form 8-K filed May 6, 2015 and its Quarterly Report on Form 10-Q for the period ended June 30, 2015 included under headings such as “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes financial measures such as Adjusted EBITDA and free cash flow, as well as metrics that exclude certain items that are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1 and Table 5 of this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, free cash flow, adjusted pretax income, adjusted net income and adjusted diluted earnings per share, are income before income taxes, net cash provided by operating activities, income before income taxes, net income and diluted earnings per share, respectively. Because of the forward-looking nature of the Company’s forecasted non-GAAP measures, specific quantifications of the amounts that would be required to reconcile forecasted income before income taxes, net cash provided by operating activities, net income and diluted earnings per share are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #

Tables Follow

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET
(In millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
Income Statement and Other Items
Net revenues	$2,577	$2,542	1%	$6,600	$6,598	0%
Adjusted EBITDA (non-GAAP)	431	417	3%	775	747	4%
Income before income taxes	312	306	2%	378	359	5%
Net income	184	192	(4%)	318	222	43%
Earnings per share - Diluted	1.77	1.74	2%	3.00	2.00	50%

Adjusted Earnings Metrics (non-GAAP) (A)
Adjusted pretax income	341	329	4%	509	477	7%
Adjusted net income	206	209	(1%)	315	302	4%
Adjusted earnings per share - Diluted	1.98	1.91	4%	2.97	2.73	9%

	As of
	September 30, 2015	December 31, 2014
Balance Sheet Items
Cash and cash equivalents	$585	$624
Vehicles, net	11,604	10,215
Debt under vehicle programs	9,996	8,116
Corporate debt	3,532	3,420
Stockholders’ equity	600	665

	Segment Results
		Three Months Ended September 30,			Nine Months Ended September 30,
		2015	2014	% Change	2015	2014	% Change
	Net Revenues
	Americas	$1,776	$1,742	2%	$4,707	$4,614	2%
	International	801	800	0%	1,893	1,984	(5%)
	Corporate and Other	—	—	*	—	—	*
	Total Company	$2,577	$2,542	1%	$6,600	$6,598	0%

	Adjusted EBITDA (B)
	Americas	$279	$275	1%	$572	$562	2%
	International	168	158	6%	245	227	8%
	Corporate and Other	(16)	(16)	*	(42)	(42)	*
	Total Company	$431	$417	3%	$775	$747	4%

Reconciliation of Adjusted EBITDA to Income before income taxes
	Total Company Adjusted EBITDA	$431	$417		$775	$747
Less:	Non-vehicle related depreciation and amortization	56	46		161	132
	Interest expense related to corporate debt, net:
	Interest expense	49	50		146	161
	Early extinguishment of debt	—	—		23	56
	Transaction-related costs	8	7		57	23
	Restructuring expense	6	8		10	16
	Income before income taxes	$312	$306	2%	$378	$359	5%

_______
*	Not meaningful.
(A)
In the three and nine months ended September 30, 2015, our adjusted results exclude certain items in our operating results of $29 million and $131 million ($22 million and $95 million, net of tax), respectively, and a $98 million income tax benefit related to the resolution of a prior-year tax matter for the nine months ended September 30, 2015. For the three months ended September 30, 2015, these items consisted of $15 million ($10 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions, $8 million ($7 million, net of tax) for acquisition- and integration-related expenses and $6 million ($5 million, net of tax) in restructuring expense. For the nine months ended September 30, 2015, these items consisted of $57 million ($46 million, net of tax) for transaction-related costs driven by a non-cash charge recognized in connection with the acquisition of the Avis and Budget license rights for Norway, Sweden and Denmark, costs associated with the acquisition of the remaining 50% equity interest in our Brazilian licensee and other acquisition- and integration-related expenses, $41 million ($27 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions, $23 million ($14 million, net of tax) for early extinguishment of corporate debt and $10 million ($8 million, net of tax) in restructuring expense.
In the three and nine months ended September 30, 2014, our adjusted results exclude certain items in our operating results of $23 million and $118 million ($17 million and $80 million, net of tax), respectively. For the three months ended September 30, 2014, these items consisted of $8 million ($6 million, net of tax) in restructuring expense, $8 million ($5 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions and $7 million ($6 million, net of tax) for acquisition- and integration-related expenses. For the nine months ended September 30, 2014, these items consisted of $56 million ($34 million, net of tax) for early extinguishment of corporate debt, $23 million ($15 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions, $23 million ($20 million, net of tax) for acquisition- and integration-related expenses and $16 million ($11 million, net of tax) in restructuring expense.

(B)
See Table 5 for a description of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $13 million and $13 million in third quarter 2015 and 2014, respectively, and $42 million and $37 million in the nine months ended September 30, 2015 and 2014, respectively.

Table 2

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Vehicle rental	$1,832	$1,810	$4,684	$4,692
Other	745	732	1,916	1,906
Net revenues	2,577	2,542	6,600	6,598

Expenses
Operating	1,202	1,168	3,279	3,273
Vehicle depreciation and lease charges, net	555	582	1,485	1,532
Selling, general and administrative	314	298	843	833
Vehicle interest, net	75	77	218	213
Non-vehicle related depreciation and amortization	56	46	161	132
Interest expense related to corporate debt, net:
Interest expense	49	50	146	161
Early extinguishment of debt	—	—	23	56
Transaction-related costs	8	7	57	23
Restructuring expense	6	8	10	16
Total expenses	2,265	2,236	6,222	6,239

Income before income taxes	312	306	378	359
Provision for income taxes	128	114	60	137
Net income	$184	$192	$318	$222

Earnings per share
Basic	$1.80	$1.84	$3.04	$2.11
Diluted	$1.77	$1.74	$3.00	$2.00

Weighted average shares outstanding
Basic	102.7	103.9	104.7	105.2
Diluted	104.0	109.9	106.1	111.2

Table 3
Avis Budget Group, Inc.
SEGMENT REVENUE DRIVER ANALYSIS

		Three Months Ended September 30,			Nine Months Ended September 30,
		2015	2014	% Change	2015	2014	% Change

Americas

	Rental Days (000’s)	28,238	27,214	4%	76,502	73,667	4%
	Time and Mileage Revenue per Day (A)	$42.12	$42.99	(2%)	$41.14	$41.79	(2%)
	Average Rental Fleet	419,245	416,029	1%	393,352	381,411	3%

International (B)

	Rental Days (000’s)	14,144	11,456	23%	32,873	28,172	17%
	Time and Mileage Revenue per Day (C)	$34.21	$42.28	(19%)	$34.14	$42.43	(20%)
	Average Rental Fleet	203,485	167,332	22%	166,088	143,928	15%

Total

	Rental Days (000’s)	42,382	38,670	10%	109,375	101,839	7%
	Time and Mileage Revenue per Day	$39.48	$42.78	(8%)	$39.03	$41.97	(7%)
	Average Rental Fleet	622,730	583,361	7%	559,440	525,339	6%
_______
Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies. Amounts exclude U.S. truck rental and Zipcar transactions.

(A)	Excluding currency exchange effects, time and mileage revenue per day remained unchanged and decreased 1 percentage point in the three and nine months ended September 30, 2015, respectively.
(B)	Excluding the April 2015 acquisition of Maggiore, the results for International would have been as follows:
		Three Months Ended September 30,			Nine Months Ended September 30,
		2015	2014	% Change	2015	2014	% Change
	International (excluding Maggiore)

	Rental Days (000’s)	12,816	11,456	12%	30,669	28,172	9%
	Time and Mileage Revenue per Day *	$34.88	$42.28	(18%)	$34.60	$42.43	(18%)
	Average Rental Fleet	184,684	167,332	10%	154,755	143,928	8%

	*Excluding currency exchange effects, time and mileage revenue per day decreased 1 and 3 percentage points in the three and nine months ended September 30, 2015, respectively.
(C)	Excluding currency exchange effects, time and mileage revenue per day decreased 3 and 4 percentage points in the three and nine months ended September 30, 2015, respectively.

Table 4

Avis Budget Group, Inc.
CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS
(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Nine Months Ended September 30, 2015
Operating Activities
Net cash provided by operating activities	$2,038

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(340)
Net cash used in investing activities of vehicle programs	(3,077)
Net cash used in investing activities	(3,417)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(213)
Net cash provided by financing activities of vehicle programs	1,582
Net cash provided by financing activities	1,369

Effect of changes in exchange rates on cash and cash equivalents	(29)
Net change in cash and cash equivalents	(39)
Cash and cash equivalents, beginning of period	624
Cash and cash equivalents, end of period	$585

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Nine Months Ended September 30, 2015
Income before income taxes	$378
Add-back of non-vehicle related depreciation and amortization	161
Add-back of debt extinguishment costs	23
Add-back of transaction-related costs	57
Working capital and other	(64)
Capital expenditures	(128)
Tax payments, net of refunds	(17)
Vehicle programs and related (B)	46
Free Cash Flow	456

Acquisition and related payments, net of acquired cash (C)	(271)
Borrowings, net of debt repayments	93
Transaction-related payments	(16)
Repurchases of common stock	(270)
Financing costs, foreign exchange effects and other	(31)
Net change in cash and cash equivalents (per above)	$(39)

_______
(A)	See Table 5 for a description of Free Cash Flow.
(B)	Includes vehicle-backed borrowings (repayments) that are incremental to amounts required to fund incremental (reduced) vehicle and vehicle-related assets.
(C)	Primarily related to acquisitions of Maggiore Group, our licensee in Scandinavia, and the remaining 50% interest in our licensee in Brazil.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Nine Months Ended September 30, 2015
Free Cash Flow (per above)	$456
Investing activities of vehicle programs	3,077
Financing activities of vehicle programs	(1,582)
Capital expenditures	128
Proceeds received on asset sales	(8)
Change in restricted cash	—
Acquisition-related payments	(17)
Transaction-related payments	(16)
Net Cash Provided by Operating Activities (per above)	$2,038

Table 5
Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which represents income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs and income taxes. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income before income taxes can be found on Table 1 and a reconciliation of income before income taxes to net income can be found on Table 2.

Adjusted Earnings Metrics
The accompanying press release and tables present adjusted pretax income, adjusted net income and adjusted diluted earnings per share for the three and nine months ended September 30, 2015 and 2014, which exclude certain items. We believe that these measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring expense, transaction-related costs, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three and nine months ended September 30, 2015 and 2014.

Reconciliations of Adjusted EBITDA and our adjusted earnings metrics to income before income taxes, net income and diluted earnings per share are as follows:

		Three Months Ended September 30,
Reconciliation of Adjusted EBITDA to income before income taxes:		2015	2014

	Adjusted EBITDA	$431	$417

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	41	38
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	49	50
	Adjusted pretax income	341	329

	Less certain items:
	Transaction-related costs	8	7
	Acquisition-related amortization expense	15	8
	Restructuring expense	6	8
	Income before income taxes	$312	$306

Reconciliation of adjusted net income to net income:

	Adjusted net income	$206	$209
	Less certain items, net of tax:
	Transaction-related costs	7	6
	Acquisition-related amortization expense	10	5
	Restructuring expense	5	6
	Net income	$184	$192

	Adjusted diluted earnings per share	$1.98	$1.91

	Earnings per share - Diluted	$1.77	$1.74

	Shares used to calculate adjusted diluted earnings per share	104.0	109.9

		Nine Months Ended September 30,
Reconciliation of Adjusted EBITDA to income before income taxes:		2015	2014

	Adjusted EBITDA	$775	$747

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	120	109
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	146	161
	Adjusted pretax income	509	477

	Less certain items:
	Early extinguishment of debt	23	56
	Transaction-related costs	57	23
	Acquisition-related amortization expense	41	23
	Restructuring expense	10	16
	Income before income taxes	$378	$359

Reconciliation of adjusted net income to net income:

	Adjusted net income	$315	$302
	Less certain items, net of tax:
	Early extinguishment of debt	14	34
	Transaction-related costs	46	20
	Acquisition-related amortization expense	27	15
	Restructuring expense	8	11
	Resolution of a prior-year income tax matter	(98)	—
	Net income	$318	$222

	Adjusted diluted earnings per share	$2.97	$2.73

	Earnings per share - Diluted	$3.00	$2.00

	Shares used to calculate adjusted diluted earnings per share	106.1	111.2

Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs and transaction-related costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.